Exhibit 4.2

FIRST AMENDMENT

TO

AMENDED AND RESTATED RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment”), dated as of July 22, 2014, by and between ALCO STORES, INC., a Kansas corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., a national banking association (the “Rights Agent”), amends the Amended and Restated Rights Agreement, dated as of June 9, 2014 (the “Rights Agreement”), by and between the Company and the Rights Agent.  Capitalized terms not defined herein shall have the meanings given to them in the Rights Agreement.

WHEREAS, Section 27 of the Rights Agreement provides that, at any time when the Rights are redeemable, the Company may from time to time, in its sole and absolute discretion, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights;

WHEREAS, as of the date of this Amendment, the Rights are redeemable pursuant to Section 23 of the Rights Agreement;

WHEREAS, the Board has determined to amend the Rights Agreement in certain respects; and

WHEREAS, the Company has delivered to the Rights Agent a certificate stating that this Amendment complies with Section 27 of the Rights Agreement and has directed the Rights Agent to amend the Rights Agreement as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

1.                                      Amendment of the Definition of Redemption Deadline.  Section 1(bb) of the Rights Agreement is hereby amended and restated in its entirety as follows (words bolded solely for purposes of illustrating the changes):

“(bb)       “Redemption Deadline” shall mean ten (10) Business Days after the earlier to occur of (i) the first public announcement (which for purposes of this definition shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Company or an Acquiring Person that a Person has become an “Acquiring Person” for purposes of this Agreement and (ii) the time when a majority of the members of the Board then in office has actual knowledge that a Person has become an “Acquiring Person” for purposes of this Agreement.

2.                                      Effect on Agreement.  Upon execution of this Amendment, each reference in the Rights Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import, and each similar reference in any document related thereto, or executed in connection therewith, shall mean and be a reference to the Rights Agreement as amended by this Amendment, and the Rights Agreement and this Amendment shall be read together and construed as one single instrument.  This Amendment is intended to amend the Rights Agreement.  Except as specifically set forth herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect without modification.  All determinations made by the Board herein in good faith shall not prejudice the ability of the Board to make any subsequent determination.

3.                                      Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

4.                                      Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Kansas and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state; except that the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

5.                                      Descriptive Headings.  Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

6.                                      Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Amended and Restated Rights Agreement to be duly executed as of the day and year first above written.

ALCO STORES, INC.

By:	/s/ Royce Winsten
Name:	Royce Winsten
Title:	Chairman of the Board

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Robert A. Buckley, Jr.
Name:	Robert A. Buckley, Jr.
Title:	Senior Vice President

[Signature Page to First Amendment to Amended and Restated Rights Agreement]